NEWS RELEASE
TSX: SCY
AUGUST 15, 2018
NR 18-10
www.scandiummining.com

SCANDIUM INTERNATIONAL SIGNS LETTER OF INTENT WITH
IMPRESSION TECHNOLOGIES LTD.

Reno, Nevada, August 15, 2018 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that it has signed a Letter of Intent (“LOI”) with Impression Technologies Ltd. (“ITL”), to test scandium-containing alloys in proprietary aluminum sheet forming applications. ITL is a privately held technology company, developing and licensing its advanced aluminum forming technology, Hot Form Quench (“HFQ®”), to automotive, aerospace, rail and electronics industries, globally. ITL also manufactures custom parts for customers with its patented HFQ technology, which enables the single-pass forming of complex, lightweight, high-strength aluminum parts that can’t otherwise be similarly formed today.

The LOI calls for the Company to contribute various aluminium alloy samples containing scandium, using their proprietary process technology, in their testing facilities in Coventry, UK. ITL intends to report the results of the testing program utilizing the samples, and the Company intends to publicly report a summary of the results at the conclusion of the program.

LOI AGREEMENT HIGHLIGHTS:

  LOI defines alloy sample contributions by the Company to ITL,
  ITL will test the samples utilizing the HFQ® process, at its Coventry facility,
  Testing results are to be shared, understood, possibly publicly disclosed, recognizing any intellectual property discovery,
  ITL is the recognized leader in HFQ forming technology, servicing customers primarily in automotive, aerospace, rail, and electronics applications, and
  Successful testing results potentially forms basis of direct customer use of Al-Sc alloys with ITL’s clients.

DISCUSSION:

Impression Technologies is a technology development and licensing company, focused on developing its HFQ® (Hot Form Quench) technology, and is the exclusive licensor for that technology, initially developed at Imperial College, London.

HFQ technology is a production method for stamping complex-shaped aluminum components from high strength and ultra-high strength alloys. The technology provides a cost-competitive means of producing lightweight, deep-draw, complex, strong and structured aluminum components, in single pressings. The process can deliver better formed parts, in addition to reduced process cycle times and lower material losses when compared to more traditional forming techniques.

ITL offers design and simulation services to customers, based on HFQ forming systems, and can either directly manufacture specific components for customers from its Coventry facility, or will license its HFQ design, simulation, or processing technology to customers with higher-volume requirements or integrated manufacturing platforms.

HFQ technology is gaining further global recognition from a multi-partner testing initiative, called the Rapid Aluminium Cost Effective Forming Project (RACEForm). This program involves a consortium of industry and academic partners, lead by ITL, funded by a grant from the Advanced Propulsion Centre UK Ltd. (APC). The focus of the 30-month RACEForm project, initiated in late 2017, will be on validating the HFQ technology for the mass production of complex, high strength aluminum structures for body-in-white and chassis applications, and to help establish the technology as a global standard for aluminum lightweighting worldwide.

Characterizing new or modified materials for HFQ simulation and process performance is a key part of ITL’s ongoing HFQ development program, and ITL sees promise in testing Al-Sc alloys from Scandium International in this regard.

More information on Impression Technologies Ltd. and their HFQ process is available on the ITL website: www.impression-technologies.com and http://hfqtechnology.com/. HFQ® is a registered trademark of Impression Technologies Ltd.

George Putnam, CEO of Scandium International Mining Corp. commented:

“We are pleased to add Impression Technologies to our list of partners exploring scandium’s advantages in aluminium parts manufacturing. ITL’s patented HFQ technology successfully advances the boundaries in aluminium alloy sheet forming capability today, and we are excited to have them find further improvements in their processes and part performance by including scandium. We think their clients will appreciate the demonstration of scandium’s advantages as well.”

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.